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As filed with the Securities and Exchange Commission on June 2, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Friendly Ice Cream Corporation (Exact name of registrant as specified in its charter)	Friendly's Restaurants Franchise, Inc. (Exact name of registrant as specified in its charter)
Massachusetts (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
5812 (Primary Standard Industrial Classification Code Number)	5812 (Primary Standard Industrial Classification Code Number)
04-2053130 (I.R.S. Employer Identification No.)	51-0296446 (I.R.S. Employer Identification No.)
1855 Boston Road Wilbraham, Massachusetts 01095 (413) 543-2400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	1855 Boston Road Wilbraham, Massachusetts 01095 (413) 543-2400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Paul Hoagland
Executive Vice President of Administration
and Chief Financial Officer
Friendly Ice Cream Corporation
1855 Boston Road
Wilbraham, Massachusetts 01095
(413) 543-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David A. Schuette
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 3/8% Senior Notes due June 15, 2012	$175,000,000	100%	$175,000,000	$22,172.50

Guarantees of the 8 3/8% Senior Notes	—	—	—	(2)

(1)
Calculated in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no registration fee will be paid in connection with the guarantees.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 2, 2004

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Offer to Exchange $175,000,000 8 3/8% Senior Notes
due June 15, 2012 for $175,000,000
8 3/8% Senior Notes due June 15, 2012 that have been registered under the Securities Act of 1933, of

FRIENDLY ICE CREAM CORPORATION

Fully and unconditionally guaranteed by Friendly's Restaurants Franchise, Inc.

The exchange offer will expire at 5:00 P.M.,
New York City time, on              , 2004, unless extended.

Terms of the exchange offer:

  •
  The exchange notes, which have been registered with the Securities and Exchange Commission, are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission's registration requirements. The terms of the exchange offer are summarized below and more fully described in this prospectus.

  •
  We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

  •
  We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any cash proceeds from the exchange offer.

  •
  The terms of the exchange notes are identical in all material respects to the original notes, except that the exchange notes are registered under the Securities Act and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

  •
  There is no established trading market for the exchange notes or the original notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

        See "Risk Factors" beginning on page 9 for a discussion of the risks that should be considered by holders prior to tendering their original notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2004.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus speaks only as of the date of this prospectus unless the information indicates that another date applies.

AVAILABLE INFORMATION

        Friendly Ice Cream Corporation files annual, quarterly and current reports, as well as other information with the Securities Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. In addition, our common stock is listed on the American Stock Exchange. Copies of the materials mentioned can also be obtained from the American Stock Exchange.

        We and Friendly's Restaurants Franchise, Inc. have filed with the SEC a Registration Statement on Form S-4, of which this prospectus forms a part, under the Securities Act, in connection with our offering of the exchange notes. This prospectus does not contain all of the information in the registration statement. You will find additional information about us, Friendly's Restaurants Franchise, Inc. and the exchange notes in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

        We have "incorporated by reference" certain documents that we file with the SEC. This means that we are disclosing important business and financial information about us to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

        We incorporate by reference the documents listed below that we have filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 28, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 28, 2004; and

  •
  Our Current Reports on Form 8-K filed on February 24, 2004 and March 8, 2004.

        All reports and other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the exchange notes shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents.

        You may obtain a copy of any or all of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Friendly Ice Cream Corporation, 1855 Boston Road, Wilbraham, Massachusetts 01095, Attention, Deborah J. Burns, (413) 543-2400.

        In order to obtain timely delivery, you must request this information no later than five business days before you make your investment decision.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements that we have made in this prospectus and the documents incorporated by reference include "forward-looking statements," as defined by federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could" and similar expressions or phrases identify forward-looking statements.

        All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depends on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

        Factors that may cause actual results to differ from expected results include, among others:

  •
  our highly competitive business environment;

  •
  exposure to commodity prices;

  •
  risks associated with the foodservice industry;

  •
  the ability to retain and attract new employees;

  •
  government regulations;

  •
  our high geographic concentration in the Northeast;

  •
  our attendant weather patterns;

  •
  the appropriate conditions needed to meet restaurant re-imaging and new opening targets; and

  •
  costs associated with improved service and other initiatives.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        See the section entitled "Risk Factors" for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

ii

PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless the context indicates otherwise, (i) references to "Friendly's," the "Company," "we," "us" or "our" refer to Friendly Ice Cream Corporation, its predecessors and subsidiaries, except where it is clear from the context that the terms mean only Friendly Ice Cream Corporation, (ii) as used herein, "Northeast" refers to Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and (iii) as used herein, "New England" refers to our core markets which include Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. The fiscal years ended January 2, 2000, December 31, 2000, December 30, 2001, December 29, 2002 and December 28, 2003 are referred to herein as 1999, 2000, 2001, 2002 and 2003 respectively.

The Company

        We are a leading full-service dining restaurant operator and have the leading position in premium ice cream sales in New England. As of March 28, 2004, we operated 362 full-service restaurants and franchised 176 full-service restaurants and six non-traditional units, representing the most units of any full-service restaurant chain in New England. We offer our customers a unique dining experience by serving a variety of great tasting, high quality, reasonably priced breakfast, lunch and dinner items, as well as Friendly's own signature premium ice cream desserts, in a fun and casual neighborhood setting. Our restaurants have generated 13 consecutive quarters of comparable sales growth at restaurants open more than 18 months. In addition, we have been able to grow the average unit volume ("AUV"), which measures per-restaurant sales for restaurants open at least 18 months, for company-operated restaurants in each of the past 10 years to more than $1.2 million for 2003, reflecting a compound annual growth rate of 5%. Complementing our restaurant operations, we manufacture a complete line of packaged ice cream and premium ice cream desserts that are distributed under the Friendly's brand name through more than 4,500 retail locations in 13 states.

        Founded in 1935, we believe that we are viewed as an institution in New England, known for our ice cream treats served in a casual neighborhood setting. As a result, we enjoy strong brand awareness associated with good food and good memories and a unique position in the competitive restaurant industry. This differentiation helps us to target both families with kids and adults who desire a reasonably priced, high quality meal in a full-service setting. Our menu is designed to offer a broad selection of freshly prepared foods throughout all dayparts. Breakfast items, generally priced from $3.89 to $6.29, include specialty omelettes and combination breakfasts featuring eggs, pancakes, French toast and bacon/sausage. Our lunch and dinner menu, generally priced from $3.49 to $9.99, features Friendly's signature products including SuperMelt sandwiches, specialty Colossal burgers, award-winning clam chowder, entrée salads and a full line of dinner entrées. In addition, we offer an award-winning kids menu and a special seniors menu for guests over 60. Entrée selections are complemented by Friendly's ice cream desserts and beverages featuring Fribble shakes, old fashioned milk shakes, classic ice cream sundaes and banana splits, plus specialty sundaes of many types and flavors. Ice cream dessert pricing generally ranges from $1.59 to $5.69. Most Friendly's restaurants also feature special ice cream carryout windows that are open seasonally, which provide carryout ice cream cones, sundaes and beverages. Over 20% of the sales in our company-operated restaurants are from ice cream products.

        Over the past five years, our management has engaged in a number of initiatives to improve operational and financial efficiencies and to enhance the customer experience at Friendly's restaurants. These initiatives include: (i) accelerating our franchising to expand our restaurant presence in new markets and under-penetrated existing markets as well as to increase marketing and distribution efficiencies; (ii) re-imaging our restaurants to capitalize on the strength and heritage of the Friendly's brand; (iii) elevating customer service levels and consistency through our mystery shop programs, marketing research and consumer feedback; (iv) leveraging our vertically integrated manufacturing operations and strong brand name by significantly expanding the sale of Friendly's unique line of packaged premium ice cream desserts through retail supermarket locations; and (v) completing the restructuring of our restaurant base by successfully closing under-performing restaurants that were typically older, smaller buildings, located on real estate that was no longer suited for the Friendly's concept. Our restructuring also included the reorganization of field and corporate overhead and the refinancing and reduction of debt. The success of these strategies has been demonstrated by the fact that between the start of 1999 and the end of 2003, we reduced the number of company-operated restaurants by 41%, from 646 to 380, while our revenues declined only 15%, and the components of revenue became more balanced and operating income increased by 42%, from $27.6 million to $39.2 million. In addition, we have reduced our debt including capital leases by 28%, from $327 million to $236 million, over that period.

        We are a Massachusetts corporation. Our principal executive offices are located at 1855 Boston Road, Wilbraham, Massachusetts 01095 and our telephone number is 413-543-2400. Our internet website address is www.friendlys.com. Information on our website is not part of this prospectus.

Summary of the Exchange Offer

        On March 8, 2004, we issued and sold $175,000,000 aggregate principal amount of 8 3/8% Senior Notes due June 15, 2012 in a transaction exempt from the registration requirements of the Securities Act. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus to you and to commence this exchange offer. Below is a summary of the exchange offer:

Securities Offered	Up to $175,000,000 aggregate principal amount of new 8 3/8% Senior Notes due June 15, 2012 that have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions, registration rights and additional interest applicable to the original notes.
The Exchange Offer
We are offering to exchange $1,000 principal amount of our 8 3/8% Senior Notes due June 15, 2012 that have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 8 3/8% Senior Notes due June 15, 2012.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $175,000,000 principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales
Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and
• you are not an affiliate of ours.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:
(1) you cannot rely on the applicable interpretations of the staff of the SEC; and

(2) you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.
Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•
may not rely on the applicable interpretation of the staff of the SEC's position contained in Morgan, Stanley & Co., Inc., SEC no-action letter (June 5, 1991), Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and
• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
Expiration Date	5:00 p.m., New York City time, on , 2004 unless we extend the expiration date.
Accrued Interest on the Exchange Notes and Original Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. If your original notes are accepted for exchange, then you will receive interest on the exchange notes and not on the original notes.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering Original Notes	Except as described in the section titled "The Exchange Offer—Guaranteed Delivery Procedures," a tendering holder must, on or prior to the expiration date:
•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed in this prospectus; or
•
if original notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus.
See "The Exchange Offer—Procedures for Tendering."
Special Procedures for Beneficial Holders
If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures
If you wish to tender your original notes and you cannot deliver the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your original notes by following the guaranteed delivery procedures under the heading "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
Acceptance of Original Notes and Delivery of Exchange Notes
Subject to the conditions stated in the section "The Exchange Offer—Conditions to the Exchange Offer" of this prospectus, we will accept for exchange any and all original notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Material Federal Income Tax Consequences
Your exchange of original notes for exchange notes to be issued in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain Material U.S. Federal Income Tax Consequences."

Exchange Agent
The Bank of New York is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds."

Summary of the Terms of the Exchange Notes

        The terms of the exchange notes we are issuing in the exchange offer and the original notes are identical in all material respects, except:

  •
  the exchange notes will have been registered under the Securities Act;

  •
  the exchange notes will not contain transfer restrictions and registration rights that relate to the original notes; and

  •
  the exchange notes will not contain provisions relating to the payment of additional interest to be made to the holders of the original notes under circumstances related to the timing of the exchange offer.

        The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. A brief description of the material terms of the exchange notes follows:

Issuer	Friendly Ice Cream Corporation
Exchange Notes Offered	$175,000,000 aggregate principal amount of 8 3/8% Senior Notes due June 15, 2012.
Interest Payment Dates	June 15 and December 15 of each year.
Optional Redemption	We may redeem the exchange notes, in whole or in part, at our option at any time on or after June 15, 2008, at the redemption prices listed in the "Description of Exchange Notes—Optional Redemption."

In addition, on or before June 15, 2007, we may, at our option and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture at 108.375% of their principal amount, plus accrued and unpaid interest. See "Description of Exchange Notes—Optional Redemption."
Sinking Fund	None.
Guarantees
The exchange notes will be unconditionally guaranteed by Friendly's Restaurants Franchise, Inc., our franchise subsidiary, and by each of our future domestic restricted subsidiaries. If we cannot make payments on the exchange notes when they are due, the subsidiary guarantors must make them instead. The obligations of each subsidiary guarantor will be limited to the extent necessary to prevent the guarantee of such subsidiary guarantor from constituting a fraudulent conveyance. See "Description of Exchange Notes—Subsidiary Guarantees."

Ranking
The exchange notes and the subsidiary guarantees will be general unsecured obligations of us and the subsidiary guarantors, and will rank equally in right of payment to all of our and the subsidiary guarantors' indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes and the subsidiary guarantees.

The exchange notes and the subsidiary guarantees will be senior in right of payment to any future indebtedness and other obligations of us or the subsidiary guarantees that are, by their terms, expressly subordinated in right of payment to the exchange notes and the subsidiary guarantees. The exchange notes and the subsidiary guarantees will be effectively subordinated to all senior secured indebtedness and other obligations of us and the subsidiary guarantors (including our revolving credit facility) to the extent of the value of the assets securing such obligations. The exchange notes and the subsidiary guarantees will be structurally subordinated to the indebtedness and other obligations of our subsidiaries that will not guarantee the exchange notes.

As of March 28, 2004, we and the subsidiary guarantor had approximately $231.9 million of total indebtedness, $8.7 million of which was secured indebtedness. We and the subsidiary guarantor have no subordinated indebtedness. In addition, our subsidiaries that will not guarantee the exchange notes had a total of $52.8 million of indebtedness as of March 28, 2004.
Change of Control
If we experience a change of control, we may be required to make an offer to purchase the exchange notes at 101% of their face amount, plus accrued and unpaid interest. See "Description of Exchange Notes—Change of Control."
Covenants	The indenture governing the exchange notes contains certain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional debt;
	•	create liens;
	•	make investments;
	•	enter into transactions with affiliates;
	•	sell assets;
	•	declare or pay dividends, redeem stock or make other distributions to shareholders;
	•	enter into sale and leaseback transactions; and
	•	consolidate or merge.
These covenants are subject to a number of important qualifications and limitations. See "Description of Exchange Notes."

RISK FACTORS

        You should carefully consider the risks described below, in addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, before making a decision to participate in the exchange offer.

Risks Related to Our Business

We face a highly competitive business environment.

        The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns, as well as by local and national economic conditions affecting consumer spending habits, many of which are beyond our control. Key competitive factors in the industry are the quality and value of the food products offered, quality and speed of service, attractiveness of facilities, advertising, name brand awareness and image and restaurant location. Each of our restaurants competes directly or indirectly with locally owned restaurants as well as restaurants with national or regional images, and to a limited extent, restaurants operated by our franchisees. A number of our significant competitors are larger or more diversified and have substantially greater resources than us. Our retail operations compete with national and regional manufacturers of premium ice cream desserts, many of which have greater financial resources and more established channels of distribution than us. Key competitive factors in the retail food business include brand awareness, access to retail locations, price and quality.

Increases in the prices of, or interruptions in our supply of, our raw materials and other essential food supplies may cause us to increase the costs of our products, create shortages in the manufacturing of our products or cause interruptions in the supply of our products to consumers.

        The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which—such as fluctuations in supply and demand and political conditions—are beyond our control. Our ability to maintain consistent quality throughout our restaurants depends in part upon our ability to acquire fresh food products and related items from reliable sources in accordance with our specifications. If these suppliers do not perform adequately or otherwise fail to distribute products or supplies to our restaurants, we may be unable to replace the suppliers in a short period of time on acceptable terms.

        The basic raw materials for our premium ice cream desserts are dairy products and sugar. Our purchasing department purchases other food products, such as coffee, in large quantities. We rarely hedge our positions in these commodities other than with respect to cream as a matter of policy, but we may opportunistically purchase some of these items in advance of a specific need. As a result, we are subject to the risk of substantial and sudden price increases, shortages or interruptions in supply of such items, which could have a material adverse effect on us. Increases in the price of cream have adversely affected our financial results in the past and may do so in the future.

The food service industry is highly volatile and subject to changing consumer preferences and economic conditions.

        Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing restaurants. In addition, factors such as increased food, labor and benefits costs, regional weather conditions and the potential scarcity of experienced management and hourly employees may also adversely affect the food service industry in general and the results of our operations and financial condition. In addition, purchases at our restaurants are discretionary for consumers and, therefore, we are susceptible to economic slowdowns. Consumers are generally more willing to make discretionary purchases during periods in which favorable conditions prevail. A general slowdown in the United States economy could adversely affect consumer confidence and spending habits, as well as our sales.

We may be adversely affected by highly-publicized incidents at one or some of our restaurants.

        Multi-unit food service businesses such as ours can be materially and adversely affected by publicity resulting from poor food quality, illness, injury or other health concerns or alleged discrimination or other operating issues stemming from one location or a limited number of locations, whether or not we are liable, or from consumer concerns with respect to the nutritional value of certain food. In addition, we cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Some food-borne illness incidents could be caused by third party food suppliers and transporters outside of our control. Any outbreak of such illness attributed to one or more of our restaurants or to a similar multi-unit restaurant chain, or the perception of such an outbreak, could have a material adverse effect on us.

We may not be able to continue our development and implementation of a franchising program.

        The success of our business strategy depends, in part, on the continued development and implementation of a franchising program. There can be no assurance that we will be able to continue to successfully locate and attract suitable franchisees or that such franchisees will have the business abilities or sufficient access to capital to open restaurants or will operate restaurants in a manner consistent with our concept and standards or in compliance with franchise agreements. The success of our franchising program will also be dependent upon factors not within our control or the control of our franchisees, including the availability of suitable sites on acceptable lease or purchase terms, permitting and regulatory compliance and general economic and business conditions.

        In addition, even if our franchising program is successful, there can be no assurance that it will prove advantageous to us from an operational standpoint. The interests of franchisees may conflict with our interests. For example, whereas franchisees are concerned with individual business strategies and objectives, we are responsible for ensuring the success of the entire range of the company's products and services.

        Finally, although we evaluate and screen potential franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successful franchises in their franchise areas. The failure of franchisees to operate successfully could have a material adverse effect on us, our reputation, our brands and our ability to attract prospective franchisees.

Our operations are highly concentrated in the Northeast United States. In addition, our business is seasonal.

        Approximately 93% of our company-operated restaurants are located, and substantially all of our retail sales are generated, in the Northeast United States. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather, real estate market conditions or other factors specific to the Northeast may adversely affect us more than certain of our competitors which are more geographically diverse. In addition, due to the seasonality of premium ice cream dessert consumption, and the effect from time to time of weather on patronage of our restaurants, our revenues and operating income are typically higher in the second and third quarters. This seasonality may adversely affect our cash flows.

The locations where we have restaurants may cease to be attractive as demographic patterns change.

        The success of company-operated and franchised restaurants is significantly influenced by location. Current locations may not continue to be as attractive as demographic patterns change. Likewise, we may face difficulties in acquiring new locations at reasonable costs. It is possible that the neighborhood or economic conditions where our restaurants are located could decline in the future, potentially resulting in reduced sales in those locations.

Because we currently produce many of our ice cream dessert products at a single site, we are vulnerable to natural disasters and similar disruptions.

        Our business depends on our ability to reliably produce our ice cream dessert products and deliver them to retailers, distributors and our restaurants on a regular schedule. We currently produce most of our ice cream dessert products in a single manufacturing facility in Wilbraham, Massachusetts. As a result, our business is vulnerable to damage or interruption from fire, severe drought, flood, power loss, telecommunications failure, break-ins, snow and ice storms and similar events. Any such damage or failure could disrupt our operations and result in the loss of sales and current and potential customers if we are unable to quickly recover from such events. Our business interruption insurance may not be adequate to compensate us for our losses if any of these events occur. In addition, business interruption insurance may not be available to us in the future on acceptable terms or at all. Even if we carry adequate insurance, such events could have a material adverse effect on our business.

The restaurant and food distribution industries are heavily regulated.

        We are subject to various federal, state and local laws affecting our business. Each of our restaurants is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, environmental, building and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain required licenses or approvals, or the loss of such licenses and approvals, can delay, prevent the opening of or close, a restaurant in a particular area.

        Our relationship with our current and potential franchisees is governed by state laws which regulate substantive aspects of the franchisor-franchisee relationship. Substantive state franchise laws are being considered in a significant number of states, and bills may be introduced in Congress which would provide for federal regulation of substantive aspects of the franchisor-franchisee relationship. These current and proposed franchise relationship laws limit, among other things, the rights of a franchisor to approve the transfer of a franchise, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply.

Increasing labor costs could adversely affect our profitability.

        Our restaurant operations are also subject to federal and state laws governing such matters as wages, hours, working conditions, civil rights and eligibility to work. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage at a federal and/or state level could increase labor costs at our restaurants. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant industry in general. We are also subject to the Americans with Disabilities Act of 1990 which, among other things, may require certain renovations to our restaurants to meet federally-mandated requirements.

We may not be able to protect our trademarks and other proprietary rights.

        We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others.

Risks Related to our Indebtedness

        We have substantial debt and have the ability to incur additional debt. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the exchange notes.

        As of March 28, 2004, we and our subsidiaries had approximately $284.7 million of total indebtedness outstanding. In addition, the indenture governing the original and exchange notes permits us to incur additional debt.

        Our substantial levels of debt may have important consequences to you. For instance, it could:

  •
  make it more difficult for us to satisfy our financial obligations, including those relating to the exchange notes;

  •
  require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due on our debt, including the exchange notes, which will reduce funds available for other business purposes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  place us at a competitive disadvantage compared with some of our competitors that have less debt; and

  •
  limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

        Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The agreements governing the exchange notes and our other debt impose restrictions on our business.

        The indenture governing the exchange notes and our other debt instruments, including without limitation our revolving credit facility, contain, and other agreements we may enter into in the future may contain, covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

  •
  incur additional debt,

  •
  create liens,

  •
  make investments,

  •
  enter into transactions with affiliates,

  •
  sell assets,

  •
  declare or pay dividends, redeem stock or make other distributions to shareholders,

  •
  enter into sale and leaseback transactions, and

  •
  consolidate or merge.

        Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the indenture. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to secured lenders, they could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the exchange notes and repay the principal amount of the exchange notes or may cause the subsidiary guarantors to be unable to make payments under the guarantees.

Risks Related to the Exchange Notes

The exchange notes will be unsecured.

        The exchange notes will not be secured by any of our or our subsidiaries' assets. The indenture governing the exchange notes permits us and our subsidiaries to incur secured indebtedness, including pursuant to our revolving credit facility, purchase money instruments and other forms of secured indebtedness. As a result, the exchange notes and the subsidiary guarantees will be effectively subordinated to all of our and the subsidiary guarantors' secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. As of March 28, 2004, we and the subsidiary guarantor had $8.7 million of secured indebtedness.

        If we and the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the exchange notes, holders of any of our and the subsidiary guarantors' secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the exchange notes would receive any payments. You may therefore not be fully repaid if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the exchange notes.

Assets of non-guarantor subsidiaries may not be available to make payments on the exchange notes.

        Not all of our subsidiaries will be guarantors of the exchange notes. Non-guarantor subsidiaries have no obligations to make payments to us or to the trustee in respect of the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary, the creditors of such subsidiary (including trade creditors) will generally be entitled to payment of their claims on the assets of such subsidiary before any assets are made available for distribution to us as a stockholder of such subsidiary. Holders of exchange notes will have no recourse against non-guarantor subsidiaries. After paying its own creditors, a non-guarantor subsidiary may not have any remaining assets available for payment to us and, as a result, we may not have enough assets to be able to pay you as a holder of exchange notes. As a result, the exchange notes are structurally junior in right of payment to the obligations of non-guarantor subsidiaries. As of March 28, 2004, the total indebtedness of our non-guarantor subsidiaries owed to third parties was approximately $52.8 million.

We may be unable to purchase the exchange notes upon a change in control.

        Upon the occurrence of a change of control, as defined in the indenture, we will be required to offer to purchase the exchange notes in cash at a price equal to 101% of the principal amount of the exchange notes, plus accrued interest. A change in control may constitute an event of default and may trigger similar rights under our other indebtedness then outstanding. In the event of a change in control, we may not have sufficient funds to purchase all of the exchange notes and to repay the amounts outstanding under our revolving credit facility or other indebtedness.

A court could void the subsidiary guarantees under fraudulent transfer laws.

        Although the subsidiary guarantees provide you with a direct claim against the subsidiary guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims with respect to a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor. In addition, a court could void (i.e., cancel) any payments by that subsidiary guarantor pursuant to its subsidiary guarantee and require those payments to be returned to the subsidiary guarantor or to a fund for the benefit of the other creditors of the subsidiary guarantor.

        The court might take these actions if it found, among other things, that when a subsidiary guarantor executed its subsidiary guarantee (or, in some jurisdictions, when it became obligated to make payments under its subsidiary guarantee):

  •
  such subsidiary guarantor issued its subsidiary guarantee to delay, hinder or defraud present or future creditors; or

  •
  such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its subsidiary guarantee and such subsidiary guarantor:

  •
  was (or was rendered) insolvent by the incurrence of the debt;

  •
  was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

        A court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its subsidiary guarantee to the extent that it did not receive direct or indirect benefit from the issuance of the exchange notes. A court could also void a subsidiary guarantee if it found that the subsidiary issued its subsidiary guarantee with actual intent to hinder, delay, or defraud creditors.

        Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

        If a court voided a subsidiary guarantee, it could require that noteholders return any amounts previously paid under such subsidiary guarantee. If any subsidiary guarantee were voided, noteholders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities' assets would be sufficient to pay the exchange notes in full.

Volatile trading prices may require you to hold the exchange notes for an indefinite period of time.

        If a market develops for the exchange notes, the trading price of the exchange notes would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the exchange notes may be subject to such disruptions, which could have an adverse effect on the price of the exchange notes. You should be aware that you may be required to bear the financial risk of an investment in the exchange notes for an indefinite period of time.

Risks Related to this Offering

You may have difficulty selling the original notes that you do not exchange.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not intend to register the original notes under the Securities Act. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected. See "The Exchange Offer—Consequences of Failure to Exchange Original Notes" for a discussion of the possible consequences of failing to exchange your original notes.

You may find it difficult to sell your exchange notes because there is no existing trading market for the exchange notes.

        You may find it difficult to sell your exchange notes because an active trading market for the exchange notes may not develop. There is no existing trading market for the exchange notes. We do not intend to apply for listing or quotation of the exchange notes on any securities exchange, and so we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Goldman, Sachs & Co., Banc of America Securities LLC and SG Cowen, the initial purchasers of the original notes, have informed us that they intend to make a market in the exchange notes, they are not obligated to do so, and any market-making may be discontinued at any time without notice. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.

Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, or

  •
  resells exchange notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

        In addition to broker-dealers, any noteholder that exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.

Risks Related to Our Prior Auditors

        Arthur Andersen LLP, our former auditors, audited certain financial information set forth in this prospectus. In the event such financial information is later determined to contain false statements, you may be unable to recover damages from Arthur Andersen LLP.

        Arthur Andersen LLP completed its audit of our financial statements as of December 30, 2001 and for the three years then ended and issued its report with respect to such financial statements on February 11, 2002. Subsequently, Arthur Andersen was convicted of obstruction of justice for activities relating to its previous work for Enron Corp.

        In 2002, both our audit committee and our board of directors approved the appointment of Ernst & Young LLP as our independent public accountants to audit our financial statements for fiscal year 2002. Ernst & Young replaced Arthur Andersen. We had no disagreements required to be disclosed pursuant to Item 304 of Regulation S-K with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure. Arthur Andersen audited our financial statements as of and for the year ended December 30, 2001, as set forth in their report. We incorporate these financial statements in reliance on the authority of Arthur Andersen's experience giving said report.

        Arthur Andersen has stopped conducting business before the SEC, has ceased accounting and audit-related practice and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen under federal or state law if it is later determined that there are false statements contained in this prospectus relating to or contained in financial data audited by Arthur Andersen.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes of like principal amount, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer.

        The net proceeds of the sale of the original notes on March 8, 2004 were used, together with cash and borrowings under our revolving credit facility, to repurchase our outstanding 10 1/2% senior notes due 2007, to redeem all remaining outstanding 10 1/2% senior notes due 2007, and to pay premiums, fees and expenses in connection with such offering, repurchase and redemption and our revolving credit facility.

SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data included under the captions Statement of Operations Data, Cash Flow Data and Balance Sheet Data are derived from the consolidated financial statements of Friendly Ice Cream Corporation. The financial statements as of December 28, 2003 and December 29, 2002 and for the years then ended were audited by Ernst & Young LLP, independent auditors. The financial statements as of December 30, 2001, December 31, 2000 and January 2, 2000 and for the years then ended have been audited by other independent auditors. See "Risk Factors—Risks Related to Our Prior Auditors."

        The following selected financial data included under the captions Statement of Operations Data, Cash Flow Data and Balance Sheet Data for the three-month periods ended March 28, 2004 and March 30, 2003 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Friendly Ice Cream Corporation considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 26, 2004. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated elsewhere herein.

	Three months ended
	March 28,	March 30,	Fiscal Year(a)
	2004	2003	2003	2002	2001	2000	1999
	(unaudited)
(dollars in thousands)
Statement of Operations Data:
Revenues:
Restaurant	$104,353	$103,168	$459,758	$454,569	$447,953	$508,976	$618,433
Foodservice	23,343	23,267	110,190	106,331	95,368	76,635	57,483
Franchise	3,058	2,255	9,822	9,472	9,174	8,710	4,968
International	—	—	—	—	—	—	23

Total revenues	130,754	128,690	579,770	570,372	552,495	594,321	680,907
Costs and expenses:
Cost of sales	45,588	45,977	207,071	202,418	198,049	196,378	206,433
Labor and benefits	39,934	38,128	166,982	161,647	157,312	187,641	228,492
Operating expenses	25,052	24,288	108,322	108,829	102,892	113,514	133,881
General and administrative expenses	10,697	10,063	41,657	39,462	39,661	44,936	49,552
Pension curtailment gain (b)	—	—	(8,113)	—	—	—	—
Restructuring expenses (reversal of restructuring expenses), net (c)	2,627	—	—	(400)	636	12,056	—
Gain on litigation settlement (d)	(3,644)	—	—	—	—	—	—
Relocation of manufacturing and distribution facility (e)	—	—	—	—	—	—	1,175
Write-downs of property and equipment (c,f)	—	—	26	976	800	20,834	1,913
Depreciation and amortization	5,606	5,627	22,539	24,521	29,027	30,750	34,989
Gain on franchise sales of restaurant operations and properties (g)	(906)	—	—	(675)	(4,591)	(5,307)	(2,574)
Loss (gain) on disposals of other property and equipment, net	171	573	2,044	578	(2,021)	(5,507)	(534)

Operating income (loss)	5,629	4,034	39,242	33,016	30,730	(974)	27,580
Interest expense, net (h)	6,064	6,102	24,157	24,870	27,310	31,053	33,694
Other expenses, principally debt retirement costs (i)	6,892	—	—	—	—	—	—
Recovery of write-down of net loss in joint venture (j)	—	—	—	—	—	—	(896)

(Loss) income before benefit from (provision for) income taxes, extraordinary item and cumulative effect of change in accounting principle	(7,327)	(2,068)	15,085	8,146	3,420	(32,027)	(5,218)
Benefit from (provision for) income taxes	2,198	579	(4,899)	(1,959)	(300)	21,221	5,937

(Loss) income before extraordinary item and cumulative effect of change in accounting principle	(5,129)	(1,489)	10,186	6,187	3,120	(10,806)	719
Extraordinary item, net of income tax effect (k)	—	—	—	—	547	—	—
Cumulative effect of change in accounting principle, net of income tax effect (l)	—	—	—	—	—	—	(319)

Net (loss) income	$(5,129)	$(1,489)	$10,186	$6,187	$3,667	$(10,806)	$400

Cash Flow Data:
Net cash (used in) provided by operating activities	$(9,900)	$1,566	$25,846		$32,471		$15,472		$(2,961)	$34,551
Net cash provided by (used in) investing activities	642	(5,157)	(29,712)		(11,614)		42,753		25,049	(22,775)
Net cash provided by (used in) financing activities	40,277	(622)	(4,844)		(2,858)		(56,467)		(19,566)	(10,738)
Capital expenditures:
Cash	2,255	5,157	29,791		17,877		13,922		18,773	41,388
Non-cash (m)	2,280	—	1,925		215		—		3,674	—

Total capital expenditures	$4,535	$5,157	$31,716		$18,092		$13,922		$22,447	$41,388

Other Data:
Ratio of earnings to fixed charges (n)	—	—	1.5	x	1.3	x	1.1	x	—	—
Restaurant Operating Data (end of period):
Company-operated restaurants	362	385	380		387		393		449	618
Franchised restaurants	176	158	157		156		161		122	60

Total restaurants	538	543	537		543		554		571	678

Balance Sheet Data (end of period):
Cash and cash equivalents	$56,650	$30,128	$25,631		$34,341		$16,342		$14,584	$12,062
Working capital (deficit) (o)	(12,536)	(1,962)	(4,177)		568		(19,359)		(35,429)	(47,824)
Total assets	295,873	251,045	252,452		257,198		252,562		297,686	356,370
Total debt	284,686	238,518	235,748		239,267		241,983		298,830	315,706
Total stockholders' equity (deficit)	(102,578)	(104,999)	(98,026)		(103,702)		(96,014)		(99,983)	(89,705)

Note:    We restated revenues and operating expenses for 1999, 2000 and 2001 due to a change in classification of certain retail selling expenses against retail revenue. See note 4 of notes to our consolidated financial statements included in Form 10-K for the year ended December 28, 2003.

  (a)
  1999 included 53 weeks of operations. All other years presented included 52 weeks of operations.

  (b)
  In November 2003, we announced that effective December 31, 2003, all benefits accrued under the pension plan would be frozen at the level attained on that date. The benefits accrued through December 31, 2003 will not be reduced and will continue to be credited with interest. As a result, we recognized a one-time pension curtailment gain of $8,113 in 2003.

  (c)
  In March 2000, our Board of Directors approved a restructuring plan that provided for the immediate closing of 81 restaurants at the end of March 2000 and the disposition of an additional 70 restaurants over the next 24 months. As a result of this plan, we reported a pre-tax restructuring charge of $12,056 for severance, rent, utilities and real estate taxes, demarking, lease termination costs and certain other costs associated with the closing of the locations, along with a pre-tax write-down of property and equipment for these locations of approximately $17,000 in 2000. We reduced the restructuring reserve by $1,900 and $400 during 2001 and 2002, respectively, since the reserve exceeded estimated remaining payments.

  On October 10, 2001, we eliminated approximately 70 positions at corporate headquarters. In addition, approximately 30 positions in the restaurant construction and fabrication areas were eliminated by December 30, 2001. The purpose of the reduction was to streamline functions and reduce redundancy among business segments. As a result of the elimination of the positions and the outsourcing of certain functions, we reported a pre-tax restructuring charge of $2,536 for severance, rent and unusable construction supplies in 2001.

  During the three months ended March 28, 2004, we recorded a pre-tax restructuring charge of $2,627 for severance and outplacement services associated with reduction in force actions taken during the first quarter of 2004 that reduced headcount by approximately 20 permanent positions.

  (d)
  In January 2004, we reached a settlement in a lawsuit against a former administrator of one of our benefit plans. The settlement was based on the administrator's alleged failure to adhere to the terms of a contract and resulted in a one-time payment of $3,775, which was received on April 2, 2004. As a result of this lawsuit, we incurred professional fees of approximately $500 which were included in the consolidated statement of operations for the year ended December 28, 2003 and an additional $131 in professional fees, which were offset against the payment in the consolidated statement of operations for the three months ended March 28, 2004.

  (e)
  Costs associated with the relocation of manufacturing and distribution operations from Troy, Ohio to Wilbraham, Massachusetts and York, Pennsylvania.

  (f)
  In connection with the restructuring plan adopted in March 2000, we determined that the carrying values of certain of our properties exceeded their estimated fair values less costs to sell. Accordingly, the carrying values of 69 of the 81 locations closed at the end of March 2000 were reduced by an aggregate of $7,800 and the carrying values of 64 of the 70 locations which were to be disposed of over the next 24 months were reduced by an aggregate of $9,200. In addition to these properties, it was determined during 2000 that the carrying values of certain other properties exceeded their estimated fair values less costs to sell. The carrying values of these 12 properties were reduced by an aggregate of $2,700 and the carrying values of eight properties leased to Davco Restaurants, Inc. were reduced by $1,100. All other write-downs of property and equipment related to property and equipment to be held and used or disposed of in the normal course of our operations.

  (g)
  Net gains recorded in connection with sales of equipment, operating rights and properties to franchisees.

  (h)
  Interest expense was net of capitalized interest of $18, $0, $144, $0, $93, $109 and $397 and interest income of $217, $221, $838, $808, $581, $219 and $132 for the three months ended March 28, 2004 and March 30, 2003 and for the years ended December 28, 2003, December 29, 2002, December 30, 2001, December 31, 2000 and January 2, 2000, respectively.

  (i)
  Other expenses, principally debt retirement costs represents the $5,104 premium and the write off of unamortized deferred financing costs of approximately $1,788 in connection with the cash tender offer for the $175,977 of Senior Notes.

  (j)
  During 1999, we recovered approximately $827 of cash and $69 of equipment from our previous joint venture partner.

  (k)
  Extraordinary item, net represents the $4,255 gain on the repurchase of our 10 1/2% Senior Notes net of (i) $2,806 of deferred financing costs which were expensed as a result of the repayment of a portion of the term loans in July 2001 and the repayment of our then-existing credit facility and the repurchase of $21,300 of our 10 1/2% Senior Notes in December 2001, (ii) $522 of professional fees in connection with the repayment of the credit facility and (iii) $380 of income taxes.

  (l)
  Related to a change in accounting principle for pre-opening costs.

  (m)
  Non-cash capital expenditures represent the cost of assets acquired through the incurrence of capital lease obligations and the utilization of lease incentives.

  (n)
  The ratio of earnings to fixed charges is computed by dividing (i) income before interest expense, income taxes and other fixed charges by (ii) fixed charges, including interest expense, amortization of debt issuance costs and the portion of rent expense which represents interest (assumed to be one-third). Earnings were insufficient to cover fixed charges by $7,345, $2,068, $32,136 and $5,615 for the three months ended March 28, 2004 and March 30, 2003 and for the years ended December 31, 2000 and January 2, 2000, respectively.

  (o)
  Represents current assets less current liabilities.

BUSINESS

        We are a leading full-service dining restaurant operator and have the leading position in premium ice cream sales in New England. As of March 28, 2004, we operated 362 full-service restaurants and franchised 176 full-service restaurants and six non-traditional units, representing the most units of any full-service restaurant chain in New England. We offer our customers a unique dining experience by serving a variety of great tasting, high quality, reasonably priced breakfast, lunch and dinner items, as well as Friendly's own signature premium ice cream desserts, in a fun and casual neighborhood setting. Our restaurants have generated 13 consecutive quarters of comparable sales growth at restaurants open more than 18 months. In addition, we have been able to grow the average unit volume ("AUV"), which measures per-restaurant sales for restaurants open at least 18 months, for company-operated restaurants in each of the past 10 years to more than $1.2 million for 2003, reflecting a compound annual growth rate of 5%. Complementing our restaurant operations, we manufacture a complete line of packaged ice cream and premium ice cream desserts that are distributed under the Friendly's brand name through more than 4,500 retail locations in 13 states.

        Founded in 1935, we believe that we are viewed as an institution in New England, known for our ice cream treats served in a casual neighborhood setting. As a result, we enjoy strong brand awareness associated with good food and good memories and a unique position in the competitive restaurant industry. This differentiation helps us to target both families with kids and adults who desire a reasonably priced, high quality meal in a full-service setting. Our menu is designed to offer a broad selection of freshly prepared foods throughout all dayparts. Breakfast items, generally priced from $3.89 to $6.29, include specialty omelettes and combination breakfasts featuring eggs, pancakes, French toast and bacon/sausage. Our lunch and dinner menu, generally priced from $3.49 to $9.99, features Friendly's signature products including SuperMelt sandwiches, specialty Colossal burgers, award-winning clam chowder, entrée salads and a full line of dinner entrées. In addition, we offer an award-winning kids menu and a special seniors menu for guests over 60. Entrée selections are complemented by Friendly's ice cream desserts and beverages featuring Fribble shakes, old fashioned milk shakes, classic ice cream sundaes and banana splits, plus specialty sundaes of many types and flavors. Ice cream dessert pricing generally ranges from $1.59 to $5.69. Most Friendly's restaurants also feature special ice cream carryout windows that are open seasonally, which provide carryout ice cream cones, sundaes and beverages. Over 20% of the sales in our company-operated restaurants are from ice cream products.

        Over the past five years, our management has engaged in a number of initiatives to improve operational and financial efficiencies and to enhance the customer experience at Friendly's restaurants. These initiatives include: (i) accelerating our franchising to expand our restaurant presence in new markets and under-penetrated existing markets as well as to increase marketing and distribution efficiencies; (ii) re-imaging our restaurants to capitalize on the strength and heritage of the Friendly's brand; (iii) elevating customer service levels and consistency through our mystery shop programs, marketing research and consumer feedback; (iv) leveraging our vertically integrated manufacturing operations and strong brand name by significantly expanding the sale of Friendly's unique line of packaged premium ice cream desserts through retail supermarket locations; and (v) completing the restructuring of our restaurant base by successfully closing under-performing restaurants that were typically older, smaller buildings, located on real estate that was no longer suited for the Friendly's concept. Our restructuring also included the reorganization of field and corporate overhead and the refinancing and reduction of debt. The success of these strategies has been demonstrated by the fact that between the start of 1999 and the end of 2003, we reduced the number of company-operated restaurants by 41%, from 646 to 380, while our revenues declined only 15%, and the components of revenue became more balanced and operating income increased by 42% from $27.6 million to $39.2 million. In addition, we have reduced our debt, including capital leases, by 28%, from $327 million to $236 million over that period.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we sold the original notes on March 8, 2004, we entered into an exchange and registration rights agreement with the initial purchasers of those original notes. Under the exchange and registration rights agreement, we agreed to file a registration statement regarding the exchange of the original notes for notes that are registered under the Securities Act. We also agreed to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. We will keep this registration statement effective until the earlier of (1) the 180th day after this exchange offer is completed or (2) the day on which no exchange notes are held by broker-dealers. The exchange and registration rights agreement provides that we will be required to pay special interest to the holders of the original notes if:

  •
  the registration statement is not filed by June 6, 2004;

  •
  the registration statement is not declared effective by August 5, 2004;

  •
  the exchange offer has not been completed by September 4, 2004; or

  •
  any registration statement required by the exchange and registration rights agreement is filed and declared effective but thereafter ceases to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective.

        Special interest will be paid for the period of the occurrence of the default (but only with respect to the default at any particular time) until the time that no default is in effect, at an amount per annum equal to 0.25% of the aggregate principal amount of original notes during the first 90-day period following the occurrence of such default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. Special interest shall be paid on interest payment dates to the holders of record for the payment of interest.

        A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

        Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange original notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term "expiration date" means 5:00 p.m., New York City time, on                        , 2004. However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which we extend the exchange offer.

        As of the date of this prospectus, $175,000,000 aggregate principal amount of the original notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                        , 2004 to all holders of original notes known to us. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under the heading "—Conditions to the Exchange Offer."

        We reserve the right to extend the period of time during which the exchange offer is open. We would then delay acceptance for exchange of any original notes by giving oral or written notice of an extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

        Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

        We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on the next business day after the scheduled expiration date of the exchange offer.

Procedures for Tendering

        When the holder of original notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to The Bank of New York at the address listed below under the heading "—Exchange Agent;" or

  •
  if original notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent's message (as defined below) to the exchange agent at the address listed below under the heading "—Exchange Agent."

        In addition, either:

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the original notes being tendered into the exchange agent's account at The Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The Depository Trust Company will be referred to as DTC in this prospectus.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

        The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal to us.

        If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:

  •
  by a registered holder of the original notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an "eligible institution."

        If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        We will determine in our sole discretion all questions as to the validity, form and eligibility of original notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

        We reserve the absolute right to reject any particular original note not properly tendered or any which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular original note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular original note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a reasonable period of time. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

        If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.

        If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder will represent to us that, among other things,

  •
  the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

  •
  neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

        If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after acceptance of the original notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" below for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

        For each original note accepted for exchange, the holder will receive an exchange note having a principal amount equal to that of the surrendered original note. The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the original notes, from March 8, 2004. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer, and such holder will be deemed to have waived their rights to receive the accrued interest on the original notes. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstance relating to the timing of the exchange offer.

        In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of the original notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

        Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes. The non-exchanged original notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address listed below under the heading "—Exchange Agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If a registered holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of original notes being tendered and the amount of original notes tendered,

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading "—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn, including the principal amount of the original notes;

  •
  contain a statement that the holder is withdrawing his election to have the original notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and

  •
  specify the name in which the original notes are registered, if different from that of the depositor.

        Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The original notes will be credited to an account maintained with DTC for the original notes. The original notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described above under the heading "—Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time before the acceptance of the original notes for exchange or the exchange of the exchange notes for the original notes, any of the following events occurs:

  •
  there is threatened or instituted any action or proceeding in any court or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

  •
  the exchange offer, or the making of an exchange by any holder, violates applicable law or any applicable interpretation of the SEC.

        These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        We have appointed The Bank of New York as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Main Delivery To: The Bank of New York, Exchange Agent
By Mail: The Bank of New York 20 Broad Street, Lower Level Corporate Debt Operations New York, New York 10286 Attn:	By Hand or Overnight Courier: The Bank of New York 20 Broad Street, Lower Level Window Corporate Debt Operations New York, New York 10286 Attn:
By Facsimile Transmission (for Eligible Institutions only):

Confirm by Telephone:

        If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Transfer Taxes

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer.

Consequences of Failure to Exchange Original Notes

        Holders who desire to tender their original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor are we under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

        Original notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes and in the offering circular dated March 3, 2004, relating to the original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws.

        Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the exchange notes and any original notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Original Notes

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the representations required to be made by holders as set forth below, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our "affiliates" (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  a.
  such exchange notes are acquired in the ordinary course of such holder's business; and

  b.
  such holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

        However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

        Each holder must furnish a written representation, at our request, that:

  a.
  it is not an affiliate of Friendly Ice Cream Corporation;

  b.
  it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

  c.
  it is acquiring the exchange notes in the ordinary course of its business.

        In addition, each broker-dealer that receives exchange notes for its own account in exchange for original notes must acknowledge that such original notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF EXCHANGE NOTES

        The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the terms of the original notes, except for the transfer restrictions relating to the original notes. Any original notes that remain outstanding after the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture for voting purposes. Unless otherwise designated, when we refer to the "note" or "notes", we are referring to both the original notes and the exchange notes. When we refer to "holders" of the notes, were referring to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture.

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "Company" refers only to Friendly Ice Cream Corporation and not to any of its subsidiaries.

        The Company will issue the exchange notes under an Indenture, dated March 8, 2004 (the "Indenture"), among itself, Friendly's Restaurants Franchise, Inc. and The Bank of New York, as trustee (the "Trustee"). The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

        The following description is a summary of the material provisions of the Indenture. It does not restate the provisions of the Indenture in their entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the exchange notes. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part.

Brief Description of the Notes and the Subsidiary Guarantees

        The notes will be guaranteed by Friendly's Restaurants Franchise, Inc. and by each future U.S. Restricted Subsidiary.

        These notes and the Subsidiary Guarantees:

  •
  are general unsecured obligations of the Company and the Subsidiary Guarantors;

  •
  will rank equally in right of payment to all of the Company's and the Subsidiary Guarantors' Indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes and the Subsidiary Guarantees;

  •
  will rank senior in right of payment to any future Indebtedness and other obligations of the Company and the Subsidiary Guarantors that are, by their terms, expressly subordinated in right of payment to the notes and the Subsidiary Guarantees;

  •
  will be effectively subordinated to all secured Indebtedness and other obligations of the Company and the Subsidiary Guarantors (including under the Credit Facility) to the extent of the value of the assets securing such Indebtedness and other obligations; and

  •
  will be structurally subordinated to the Indebtedness and other obligations of the Company's Subsidiaries that will not guarantee the notes.

        As of March 28, 2004, the Company and the Subsidiary Guarantor had approximately $231.9 million of Indebtedness, $8.7 million of which is secured Indebtedness. The Company and the Subsidiary Guarantor have no subordinated Indebtedness. Our Subsidiaries that are not Subsidiary Guarantors had a total of $52.8 million of Indebtedness as of March 28, 2004.

        The definition of "Restricted Subsidiary" in the Indenture excludes any "Unrestricted Subsidiary" and, as a result, Unrestricted Subsidiaries generally are not bound by the restrictive provisions of the

Indenture and are not Subsidiary Guarantors. Each of Friendly's International, Inc., Friendly's Realty I, LLC, Friendly's Realty II, LLC and Friendly's Realty III, LLC is currently an Unrestricted Subsidiary.

Principal, Maturity and Interest

        The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 15, 2012.

        Interest on notes will accrue at the rate of 8 3/8% per annum and will be payable semiannually in arrears on June 15 and December 15. The Company will make each interest payment to the Holders of record of notes on the immediately preceding June 1 and December 1.

        Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the original notes. Interest will be computed on the basis of a 360 day year comprised of twelve 30-day months.

        An aggregate principal amount of notes equal to $175 million were issued in the offering of the original notes. The Company may issue additional notes having identical terms and conditions to the notes being issued in this offering (the "Additional Notes"), subject to compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock." Any Additional Notes will be part of the same issue as the notes being issued in this offering and will be treated as one class with the notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. For purposes of this "Description of Notes," except for the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock," references to the notes include Additional Notes, if any.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the notes, and the Company or any of its U.S. Wholly Owned Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

        The notes will be redeemable, at the Company's option, in whole or in part, at any time on or after June 15, 2008, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2008	104.188%
2009	102.094%
2010 and thereafter	100.000%

        In addition, at any time and from time to time prior to June 15, 2007, the Company may redeem in the aggregate up to 35% of the aggregate principal amount of the notes issued under the Indenture with the proceeds of one or more Qualified Equity Offerings at a redemption price (expressed as a percentage of principal amount thereof) of 108.375% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date); provided, however, that (i) at least 65% of the aggregate principal amount of the notes issued under the Indenture must remain outstanding after each such redemption and (ii) such redemption must occur within 90 days of the date of closing of the relevant Qualified Equity Offering.

        In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount will be redeemed in part. In addition, if a partial redemption is made pursuant to the provisions described in the above paragraph, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

Subsidiary Guarantees

        The obligations of the Company pursuant to the notes, including the repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, on a joint and several basis, by the Subsidiary Guarantors.

        Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If a Subsidiary Guaranty were to be rendered void or voidable, it could be rendered unenforceable or subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—A court could void the subsidiary guarantees under fraudulent transfer laws."

        The Indenture provides that, subject to the following paragraph, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

          (1)   the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplement to the Indenture, in a form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty, the Indenture and the Exchange and Registration Rights Agreement;

          (2)   immediately giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been incurred by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

          (3)   the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer, if any, complies with the Indenture.

          However, the Indenture also provides that upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company), such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty; provided that such sale or disposition shall constitute an Asset Disposition under, and the Net Available Cash from such sale or disposition shall be applied in accordance with, the covenant described below under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock."

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control") with respect to the Company, each Holder will have the right to require the Company to repurchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

          (1)   any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company;

          (2)   during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

          (3)   any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any person or group of persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than to any Wholly Owned Subsidiary of the Company);

          (4)   the Company merges or consolidates with or into another Person or another Person merges with or into the Company, and, in any such case, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee; or

          (5)   the adoption of a plan of liquidation of the Company.

        Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase (the "Change of Control Offer") any or all of such Holder's notes in denominations of $1,000 or any integral multiple thereof at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its notes purchased by the Company. Notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the notes upon a Change of Control if the Company has irrevocably elected to redeem all of the notes under the provisions described under "—Optional Redemption" above, provided that the Company does not default in its redemption obligations pursuant to such election.

        Neither the Trustee nor the Board of Directors of the Company may waive the covenant relating to the Holders' right to have their notes repurchased upon a Change of Control.

        The phrase "all or substantially all," as used with respect to a sale of assets in the definition in the Indenture of "Change of Control," varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.

        The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control Offer feature is a result of negotiations between the Company and the initial purchasers. Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a

Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit rating.

        The occurrence of certain of the events that constitute a Change of Control could constitute a default under our Credit Facility. Future Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

        Limitation on Indebtedness and Preferred Stock.    (a) (1) The Company will not Incur, and will not permit any Restricted Subsidiary to Incur, any Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and (2) the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock; provided, however, that the Company and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock if on the date thereof (and after giving effect to the application of proceeds therefrom) the Consolidated Coverage Ratio would be greater than 2.00:1.00.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

          (1)   Indebtedness of the Company or any Restricted Subsidiary (including any Guarantees thereof) under the Credit Facility in an aggregate principal amount outstanding at any time not to exceed $60 million;

          (2)   Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (2);

          (3)   (A) Indebtedness represented by the notes (including Subsidiary Guarantees) issued on the Issue Date, (B) any Indebtedness of the Company or any Restricted Subsidiary (other than the Indebtedness described in clause (1) or (2) above) outstanding on the Issue Date and (C) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) or Indebtedness Incurred pursuant to paragraph (a) of this covenant;

          (4)   (A) Indebtedness of a Restricted Subsidiary outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary); provided, however, that at the time such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) and such transaction or series of related transactions and (B) Refinancing

  Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

          (5)   Indebtedness (A) represented by letters of credit (and reimbursement obligations with respect thereto) to secure the purchase price of inventory and/or equipment in the ordinary course of business or to secure Indebtedness (including Capitalized Lease Obligations) otherwise permitted to be Incurred under the Indenture, (B) in respect of performance bonds (and letters of credit in respect thereof), bankers' acceptances, letters of credit for workers' compensation claims, and surety or appeal bonds (and letters of credit in respect thereof) provided by the Company or any Restricted Subsidiary in the ordinary course of its business and which do not secure other Indebtedness and (C) under Currency Agreements, Interest Rate Agreements and Commodity Agreements Incurred which, at the time of Incurrence, is in the ordinary course of business; provided that such agreements are entered into in the ordinary course of business and not for speculation or trading purposes and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby;

          (6)   Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;

          (7)   obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture;

          (8)   Guarantees of Indebtedness of franchisees of the Company or a Restricted Subsidiary in an aggregate principal amount at any one time outstanding not to exceed $20 million, provided that any such Guarantees shall be deemed to be Indebtedness Incurred by the Company or such Restricted Subsidiary not permitted by this clause (8) at the time any such franchisee ceases to be a franchisee of the Company or such Restricted Subsidiary;

          (9)   Indebtedness Incurred by the Company or any Restricted Subsidiary to finance the payment of property, casualty and specialty insurance premiums in the ordinary course of the Company's business which is repaid within 18 months of its Incurrence, provided that such Indebtedness does not exceed $7.5 million in the aggregate at any one time outstanding;

          (10) Indebtedness of the Company Incurred to finance the acquisition, construction or improvement of fixed or capital assets, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any one time outstanding not to exceed $25 million, provided that such Indebtedness is Incurred within 360 days after the date of such acquisition, construction or improvement and does not exceed the fair market value of such acquired, constructed or improved assets as determined in good faith by the Board of Directors;

          (11) Indebtedness represented by Capitalized Lease Obligations in respect of Sale/ Leaseback Transactions involving the sale of restaurants within 24 months of the purchase of the associated real property, in an aggregate principal amount at any one time outstanding not to exceed $20 million;

          (12) Indebtedness represented by Guarantees of loans to employees of the Company or its Subsidiaries for the purpose of paying withholding taxes incurred by such employees in connection with the vesting of stock and/or stock options granted by the Company, in an aggregate amount at any one time outstanding not to exceed $3 million;

          (13) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; and

          (14) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $20 million.

        (c)   The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt, except that an Unrestricted Subsidiary may incur Indebtedness Guaranteed by the Company or any of its Restricted Subsidiaries to the extent such Guarantee is permitted by clause (4) of paragraph (b) under the covenant "—Limitation on Restricted Payments"; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of Indebtedness by the Company or a Restricted Subsidiary.

        (d)   The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Subsidiary Guaranty of such Subsidiary Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

        (e)   For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company will classify, in its sole discretion, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

        Limitation on Restricted Payments.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

          (i)    declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary making such dividend or distribution is not wholly owned, to its other shareholders on a pro rata basis),

          (ii)   purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

          (iii)  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value) or

          (iv)  make any Investment (other than a Permitted Investment) in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement, payment or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

          (1)   a Default or Event of Default shall have occurred and be continuing (or would result therefrom);

          (2)   the Company and its Restricted Subsidiaries could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock"; or

          (3)   the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Company, whose determination will be evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee) declared or made subsequent to the Issue Date would exceed the sum of:

            (A)  50% of the Consolidated Net Income with respect to the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

            (B)  the aggregate Net Cash Proceeds received by the Company from the issue or sale of Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than any such proceeds which are used to redeem notes in accordance with the second paragraph under "—Optional Redemption");

            (C)  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company upon such conversion or exchange);

            (D)  an amount equal to the net reduction in any Investment (other than any Investment made pursuant to clause (7) of paragraph (b) below) that was included in the calculation of the amount of Restricted Payments resulting from repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary (valued as provided in the definition of "Investment"), not to exceed the amount that was included in the calculation of the amount of Restricted Payments in respect of such Investment; and

            (E)  upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, an amount not to exceed the lesser of (x) the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary and (y) the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary (valued as provided in the definition of "Investment"), to the extent such amount was included in the calculation of the amount of Restricted Payments.

        (b)   The provisions of the foregoing paragraph (a) will not prohibit:

          (1)   any purchase, redemption, defeasance or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company); provided, however, that

  (A) such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above and (B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above;

          (2)   any purchase, redemption, defeasance or other acquisition of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that such purchase, redemption, defeasance or other acquisition will be excluded in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;

          (3)   dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that the amount of such dividend will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;

          (4)   Investments in the form of Guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness of an Unrestricted Subsidiary solely to the extent that the Company or any such Restricted Subsidiary would then be permitted to make an Investment in such Unrestricted Subsidiary pursuant to clause (3) of paragraph (a) above; provided that the amount of any such Investment will be included in the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any member of the Company's management pursuant to employee benefit plans or agreements; provided that the aggregate price paid for all such Capital Stock shall not exceed, in any calendar year, the sum of (A) $2 million (and any portion of such $2 million not used in such calendar year may be carried forward to the next succeeding (but no other) calendar year) plus (B) the amount of any Net Cash Proceeds received by the Company from the issuance and sale after the Issue Date of Capital Stock (other than Disqualified Stock) of the Company to its officers, directors or employees (provided such Net Cash Proceeds so used shall be excluded from clause (3)(B) of paragraph (a) above) plus (C) the net cash proceeds of any "key-man" life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); provided further that such amounts will be excluded from the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;

          (6)   (A) repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof and (B) payments or distributions to dissenting holders of Capital Stock of the Company pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with "—Merger and Consolidation" below; provided that such amounts will be excluded from the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above; and

          (7)   other Restricted Payments in an aggregate amount not to exceed $5 million at any one time outstanding; provided that such amounts will be excluded from the calculation of the amount of Restricted Payments pursuant to clause (3) of paragraph (a) above;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted by clauses (5) and (7), no Default or Event of Default shall have occurred and be continuing.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to the Company,

          (2)   make any loans or advances to the Company or

          (3)   transfer any of its property or assets to the Company or any Restricted Subsidiary, except:

            (a)   any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including pursuant to the Credit Facility);

            (b)   any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary and outstanding on such date (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary);

            (c)   any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant; provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable to the Holders than the encumbrances and restrictions contained in any such agreement as determined in good faith by the Company and evidenced by an Officers' Certificate;

            (d)   in the case of clause (3), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

            (e)   any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

            (f)    any encumbrance or restriction arising under or by reason of applicable law;

            (g)   any encumbrance or restriction contained in the Indenture;

            (h)   customary provisions in joint venture agreements relating solely to the securities, assets and revenues of such joint venture or other business venture;

            (i)    any encumbrance or restriction applicable to secured Indebtedness otherwise permitted to be Incurred under the Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

            (j)    customary net worth provisions contained in leases and other agreements entered into by a Restricted Subsidiary in the ordinary course of business; and

            (k)   customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement that has been entered into for the sale or other disposition of all of the Capital Stock or assets of such Restricted Subsidiary.

        Limitation on Sales of Assets and Subsidiary Stock.    (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

          (1)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by senior management for Asset Dispositions of less than $5 million and by the Board of Directors of the Company in good faith for Asset Dispositions of $5 million or more (including in each case as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

          (2)   at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Temporary Cash Investments; and

          (3)   an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be,

            (A)  within 360 days from the receipt of such Net Available Cash to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of the Credit Facility or other applicable Indebtedness), to prepay, repay, purchase or otherwise acquire (i) Indebtedness under the Credit Facility, (ii) any other secured Indebtedness of the Company or any Restricted Subsidiary or (iii) any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor;

            (B)  to the extent of any remaining balance of Net Available Cash after any election in accordance with clause (A), to the extent the Company or such Restricted Subsidiary, as the case may be, elects, to the investment by the Company or any Restricted Subsidiary in Additional Assets within 360 days from the receipt of such Net Available Cash (except that the Company or such Restricted Subsidiary shall be deemed to have so invested such Net Available Cash within 360 days if, within such 360 days, it has entered into a binding commitment to invest such Net Available Cash and such Net Available Cash is actually invested within 90 days thereafter); and

            (C)  to the extent of any remaining balance of such Net Available Cash after any election in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase notes and, if required, any Pari Passu Indebtedness, pursuant to and subject to the conditions set forth in paragraph (b) of this covenant within 45 days from the application of Net Available Cash in accordance with clauses (A) and (B).

Pending the final application of any such Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility or otherwise invest such Net Available Cash in Temporary Cash Investments.

        The Company shall not be required to make an Offer for notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B)) is less than $10 million (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from subsequent Asset Dispositions).

        For the purposes of this covenant, the following are deemed to be cash: (x) the assumption by the transferee of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) Additional Assets received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each, an "Exchange Transaction") involves an aggregate value in excess of $5 million, the terms of such Exchange Transaction shall have been approved by the Board of Directors of the Company and (ii) in the event such Exchange Transaction involves an aggregate value in excess of $10 million, the Company shall have received a written opinion from a nationally recognized independent investment banking, accounting or appraisal firm that the Company has received consideration equal to the fair market value of the assets disposed of.

        (b)   In the event of an Asset Disposition that requires the purchase of notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required to (i) purchase notes tendered pursuant to an offer by the Company for the notes and (ii) redeem or offer to purchase any Pari Passu Indebtedness the terms of which require the Company or the applicable Subsidiary Guarantor to so redeem or repurchase such Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the notes and such Pari Passu Indebtedness required to be so redeemed or repurchased, the maximum principal amount of notes and Pari Passu Indebtedness that may be redeemed or repurchased out of the amount of Net Available Cash referred to in clause (a)(3)(C) of this covenant (the "Offer") at a purchase price of (x) in the case of the notes, 100% of their principal amount plus accrued interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (y) in the case of such Pari Passu Indebtedness, the redemption price or repurchase price, as applicable for such Pari Passu Indebtedness shall be as set forth in the related documentation governing such Pari Passu Indebtedness. If the aggregate purchase price for the notes and Pari Passu Indebtedness tendered or redeemed pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes and Pari Passu Indebtedness, the Company will use the remaining Net Available Cash for general corporate purposes not prohibited by the Indenture.

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, or rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless

          (1)   the terms of such transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

          (2)   in the event such Affiliate Transaction involves an aggregate amount in excess of $2.5 million, the terms of such transaction shall have been approved by a majority of the disinterested members of the Board of Directors (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

          (3)   in the event such Affiliate Transaction involves an aggregate amount in excess of $10 million, the Company has received a written opinion from a nationally recognized independent investment banking, accounting or appraisal firm that such Affiliate Transaction is fair to the Company from a financial point of view.

        (b)   The foregoing shall not apply to

          (1)   any Restricted Payment permitted to be made pursuant to "—Certain Covenants—Limitation on Restricted Payments,"

          (2)   any issuance of equity securities (other than Disqualified Stock) or other payments, awards or grants in cash, equity securities (other than Disqualified Stock) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,

          (3)   any fees, indemnities, loans or advances to employees in the ordinary course of business and, to the extent permitted by clause (12) of paragraph (b) under "—Certain Covenants—Limitation on Indebtedness and Preferred Stock," Guarantees,

          (4)   any transaction between the Company and a Restricted Subsidiary or between or among Restricted Subsidiaries,

          (5)   any issuance of Capital Stock (other than Disqualified Stock) of the Company,

          (6)   transactions with suppliers or purchasers of goods and services (including, without limitation, pursuant to joint venture agreements and franchise agreements) and

          (7)   any agreement in effect on the Issue Date or transaction contemplated thereby (and any replacement or amendment of any such agreement so long as any such amendment or replacement thereof is not materially less favorable to the Holders than the agreement in effect on the Issue Date).

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any obligation, other than Permitted Liens, unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by a Lien on property or assets of the Company or a Restricted Subsidiary.

        Limitation on Sales of Subsidiary Capital Stock.    The Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Subsidiary) and (ii) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary, unless, in either case, (a) after any such transfer, conveyance, sale, lease, disposition or issuance, such Subsidiary constitutes a Restricted Subsidiary and (b) the Net Available Cash from such transfer, conveyance, sale, lease or other disposition is applied in accordance with the covenant described above under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that this provision shall not prohibit the transfer, conveyance, sale, lease or other disposition of all of the Capital Stock of any Restricted Subsidiary.

        Limitations on Sale/Leaseback Transactions.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale/Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale/Leaseback Transaction if:

          (1)   the Company or such Restricted Subsidiary could have (a) Incurred any Indebtedness attributable to such Sale/Leaseback Transaction pursuant to the covenant described under "—Limitation on Indebtedness and Preferred Stock" and (b) Incurred a Lien to secure such Indebtedness without equally and ratably securing the notes pursuant to the covenant described under "—Limitation on Liens"; and

          (2)   the transfer of assets in such Sale/Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock."

        SEC Reports.    Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders with the annual reports and such information, documents and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA Section 314(a).

        Future Guarantors.    The Company shall cause each new Subsidiary of the Company (other than (i) a new Subsidiary designated as an Unrestricted Subsidiary and (ii) Foreign Subsidiaries), and any Unrestricted Subsidiary that is redesignated a Restricted Subsidiary (other than Restaurant Insurance Corporation if it is designated an Unrestricted Subsidiary), to become a Subsidiary Guarantor under the Indenture and thereby Guarantee the notes on the terms and conditions set forth in the Indenture.

        Limitation on Conduct of Business of Insurance Subsidiary.    Unless it is designated as an Unrestricted Subsidiary in accordance with the Indenture, the Company shall not permit Restaurant Insurance Corporation to engage in any business or activities other than writing insurance and reinsurance with respect to liabilities of the Company and its Subsidiaries and activities incidental thereto.

Merger and Consolidation

        The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

          (1)   resulting, surviving or transferee Person (the "Successor Company") will be a corporation, limited liability company or limited partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes, the Indenture and the Exchange and Registration Rights Agreement;

          (2)   immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

          (3)   immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "—Limitation on Indebtedness and Preferred Stock"; and

          (4)   the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, as set forth in the Indenture.

        Upon any consolidation or merger of the Company, or any conveyance, transfer or lease of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing obligor under the notes, the surviving entity formed by such consolidation or into which the Company is merged or the Person to which the conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture and the notes with the same effect as if such surviving entity had been named therein as the Company and, except in the case of a lease, the Company will be released from the obligation to pay the principal of and interest on the notes and all of the Company's other obligations and covenants under the notes and the Indenture.

Defaults

        An Event of Default is defined in the Indenture as

          (1)   a default in any payment of interest on any note when due, continued for 30 days,

          (2)   a default in the payment of principal or premium of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise,

          (3)   the failure by the Company to comply with its obligations under "—Merger and Consolidation,"

          (4)   the failure by the Company to comply for 60 days after notice with any of its agreements in the Securities or the Indenture (other than those referred to in (1), (2) or (3) above),

          (5)   the failure by the Company or any Significant Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the final maturity of any Indebtedness of the Company or any Significant Subsidiary of the Company is accelerated by the holders thereof because of a default, and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million or its foreign currency equivalent (the "cross-acceleration provision"),

          (6)   certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company (the "bankruptcy provisions"),

          (7)   any judgment or decree for the payment of money in excess of $10 million is rendered against the Company or any Significant Subsidiary of the Company and such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

          (8)   a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms thereof) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (4) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding notes notify the Company as provided in the Indenture of the default and the Company does not cure such default within the time specified in clause (4) hereof after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless

          (1)   such Holder shall have previously given the Trustee notice that an Event of Default is continuing,

          (2)   Holders of at least 25% in aggregate principal amount of the outstanding notes shall have requested the Trustee to pursue the remedy,

          (3)   such Holders shall have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

          (4)   the Trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

          (5)   the Holders of a majority in principal amount of the outstanding notes shall not have given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if a Default or Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Responsible Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things,

          (1)   reduce the amount of notes whose Holders must consent to an amendment,

          (2)   reduce the rate of or extend the time for payment of interest on any note,

          (3)   reduce the principal of or change the Stated Maturity of any note,

          (4)   reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption,"

          (5)   make any note payable in money other than that stated in the note,

          (6)   impair the right of any Holder to receive payment of principal of and interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

          (7)   release any Subsidiary Guarantor that is a Significant Subsidiary from its Subsidiary Guaranty, other than in accordance with the provisions of the Indenture,

          (8)   subordinate the notes or any Subsidiary Guaranty in right of payment to any other obligation of the Company or any Subsidiary Guarantor or

          (9)   make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

        Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are as described in Section 163(f)(2)(B) of the Code), to add additional Guarantees with respect to the notes, to secure the notes and the Subsidiary Guarantees, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not materially adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

        The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge

        When (1) the Company delivers to the Trustee all outstanding notes (other than notes that have been replaced) for cancellation or (2) all outstanding notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption or the notes will become due and payable at their maturity within 91 days, or the notes are to be called for redemption within 91 days under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and, in each case of this clause (2), the Company irrevocably deposits or causes to be deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding notes, including interest thereon to maturity or such redemption date (other than notes that have been replaced), and if in either case the Company pays all other sums payable by the Company, then the Indenture shall cease to be of further effect, except for certain obligations, including those with respect to the trust in which the funds have been deposited and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel from the Company that all conditions precedent provided therein relating to satisfaction and discharge of the Indenture have been complied with and at the cost and expense of the Company.

Defeasance

        The Company at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under the covenants described under "—Certain Covenants," the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "—Defaults" and the limitation contained in clause (3) under "—Merger and Consolidation" ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries), (7) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) under "—Merger and Consolidation."

        In order to exercise either defeasance option, the Company must irrevocably deposit or cause to be deposited in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide cash at such times and in such amounts as will be sufficient (without reinvestment) to pay principal and interest when due on all the notes (except lost, stolen or destroyed notes which have been replaced or repaid) to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Concerning The Trustee

        The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the notes.

Governing Law

        The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

        "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person's becoming a Restricted Subsidiary of such specified Person.

        "Additional Assets" means (1) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants in the Indenture, Donald N. Smith shall be deemed to be an "Affiliate" so long as he is the beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable).

        "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (including sales and other dispositions of tangible assets to franchisees and licensees and tangible assets at underperforming restaurants, but excluding sales, dispositions or licenses of trademarks, service marks, trade names and other intangibles), including by way of a Sale/Leaseback Transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than

          (1)   a disposition to the Company or a Restricted Subsidiary,

          (2)   a disposition of property or assets in the ordinary course of business,

          (3)   dispositions of inventory in the ordinary course of business,

          (4)   for purposes of the "Limitation on Sales of Assets and Subsidiary Stock" covenant only, a disposition that constitutes a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant,

          (5)   the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant "Merger and Consolidation,"

          (6)   the grant of Liens permitted by the covenant "Limitation on Liens," (7) sales of obsolete or worn-out equipment and

          (8)   dispositions of assets, in any transaction or series of related transactions, with a fair market value of not more than $2.5 million.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the product of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

        "Board of Directors" means the Board of Directors or equivalent governing body of a Person (or the general partner of such Person, as the case may be) or, other than for purposes of the definition of "Change of Control," any committee thereof duly authorized to act on behalf of such Board or equivalent governing body.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" of a Person means an obligation of such Person that is required to be classified and accounted for on the balance sheet of such Person as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Commodity Agreement" means any commodity swap agreement, commodity future agreement, commodity hedge agreement or other similar agreement relating to commodities, in each case relating to those commodities used in the ordinary course of business of the Company and its Subsidiaries.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial information is available prior to such date of determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

          (1)   if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence or retirement of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

          (4)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be made on a basis consistent with Regulation S-X under the Exchange Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness).

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (net of interest income), plus, to the extent not included in such interest expense,

          (1)   interest expense attributable to capital leases,

          (2)   amortization of debt discount and debt issuance cost, (3) capitalized interest,

          (4)   non-cash interest expense,

          (5)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (6)   interest on Indebtedness referred to in clause (7) or (8) of the definition of "Indebtedness,"

          (7)   interest with respect to discontinued operations,

          (8)   Preferred Stock dividends in respect of all Preferred Stock of the Company and its Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary and

          (9)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (1)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income,

          (2)   any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

          (3)   any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Subsidiaries (including pursuant to any Sale/ Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person,

          (4)   any extraordinary gain or loss,

          (5)   the cumulative effect of a change in accounting principles and

          (6)   foreign currency exchange gains and losses.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Facility" means that certain credit facility, dated as of December 17, 2001, as amended through the Issue Date, among the Company, Fleet National Bank, as agent, and the lenders from time to time party thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term "Credit Facility" shall also include any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder or alters the maturity thereof.

        "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the notes.

        "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (1) income tax expense, (2) Consolidated Interest Expense, (3) depreciation expense, (4) amortization expense and (5) all other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item that results in an accrual of or a reserve for a cash expense or charge in any future period), minus all non-cash items increasing such Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the income tax expense, depreciation expense and amortization expense of a Restricted Subsidiary of the Company shall be included in EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributable to the Company by such Subsidiary as a dividend.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Foreign Subsidiary" means any Subsidiary which is incorporated or otherwise organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Hedging Obligations" of any Person means the obligations of such Person to a counterparty (net of amounts receivable from such counterparty) pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Holder" or "Noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that (1) any Indebtedness or Disqualified Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an Incurrence.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

          (1)   the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money,

          (2)   the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

          (3)   all obligations of such Person in respect of unreimbursed drawings under letters of credit or other similar instruments (including reimbursement obligations with respect thereto),

          (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and accrued expenses), which purchase price is due more that six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services,

          (5)   all Capitalized Lease Obligations of such Person,

          (6)   the amount of all non-contingent obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends),

          (7)   all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Person,

          (8)   all Indebtedness of other Persons to the extent Guaranteed by such Person,

          (9)   to the extent not otherwise included in this definition, net Hedging Obligations, and

          (10) Acquired Indebtedness.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

        "interest" means, with respect to any note, interest on such note plus any Special Interest, if any, under the Exchange and Registration Rights Agreement.

        "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Notwithstanding the foregoing, purchases, redemptions or other acquisitions of Capital Stock of the Company shall be deemed not to be Investments.

        For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant,

          (1)   "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors and evidenced by a resolution of such Board of Directors certified in an Officers' Certificate to the Trustee.

        For the purposes of calculating the amount of other "Investments," including Permitted Investments, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Capital Stock of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors of the Company.

        "Issue Date" means the date on which the notes are first issued under the Indenture.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom, in each case net of (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultants' and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Non-Recourse Debt" means Indebtedness (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the notes or the Subsidiary Guarantees, as applicable.

        "Permitted Holders" means (1) Donald N. Smith, John L. Cutter, Paul V. Hoagland, Lawrence A. Rusinko, Michael A. Maglioli, Garret J. Ulrich and Allan J. Okscin and (2) Related Parties of any of the foregoing.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in

          (1)   the Company, or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

          (2)   another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

          (3)   Temporary Cash Investments;

          (4)   accounts and receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (5)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (6)   loans or advances to employees made in the ordinary course of business;

          (7)   stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (8)   franchisees of the Company in an amount at any one time outstanding not to exceed $10 million;

          (9)   Unrestricted Subsidiaries in an aggregate amount at any one time outstanding not to exceed $10 million;

          (10) Guarantees permitted to be made pursuant to the covenant "Limitation on Indebtedness and Preferred Stock";

          (11) securities of account debtors received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any account debtors or customers;

          (12) Currency Agreements, Interest Rate Agreements and Commodity Agreements entered into in the ordinary course of business; provided that such agreements are entered into for bona fide hedging purposes, are not for speculation or trading purposes and are designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices, as the case may be, and, in the case of Interest Rate Agreements, any such Interest Rate Agreement has a notional amount corresponding to the Indebtedness being hedged thereby;

          (13) accounts and notes receivable from franchisees, customers, suppliers and others in the ordinary course of business;

          (14) connection with an Asset Disposition made in compliance with the covenant "Limitation on Sales of Assets and Subsidiary Stock";

          (15) Investments made in the form of Capital Stock (other than Disqualified Stock) of the Company; and

          (16) other Investments in an aggregate amount at any time outstanding not to exceed $10 million (with each Investment being valued as of the date made and without regard to subsequent changes in value).

        "Permitted Liens" means, with respect to any Person,

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or cash equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments, governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person, and Liens to secure bankers' acceptances, in each case in the ordinary course of its business;

          (5)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens (A) securing obligations under Interest Rate Agreements so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such obligations and (B) securing obligations under Currency Agreements and Commodity Agreements, provided that such Liens shall not encumber any assets or property of the Company other than the underlying contracts and the rights thereunder;

          (7)   Liens existing as of the Issue Date and Liens created by the Indenture;

          (8)   Liens created solely for the purpose of securing the payment of all or a part of the purchase price or construction cost of assets or property acquired or constructed in the ordinary course of business after the Issue Date; provided, however, that (A) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed, (B) the Indebtedness secured by such Liens shall have otherwise been permitted to be issued under the Indenture and (C) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries (other than assets or property affixed or appurtenant thereto) and shall attach to such assets or property within 180 days of the construction or acquisition of such assets or property;

          (9)   Liens on the assets or property of a Restricted Subsidiary of the Company existing at the time such Restricted Subsidiary became a Subsidiary of the Company and not incurred as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Subsidiary of the Company; provided, however, that (A) any such Lien does not by its terms cover any categories of property or assets after the time such Restricted Subsidiary becomes a Subsidiary which were not covered immediately prior to such transaction, (B) the incurrence of the Indebtedness secured by such Lien shall have otherwise been permitted to be issued under the Indenture, and (C) such Liens do not extend to or cover any other categories of property or assets (other than assets or property affixed or appurtenant thereto) of the Company or any of its Restricted Subsidiaries;

          (10) Liens to secure Capitalized Lease Obligations permitted to be Incurred under the Indenture;

          (11) Liens on assets existing at the time such assets are acquired by the Company or any Restricted Subsidiary (and not created in anticipation or contemplation thereof);

          (12) Liens securing Indebtedness outstanding under the Credit Facility;

          (13) any interest or title of a lessor under any lease, whether or not characterized as an operating or capital lease;

          (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of set-off;

          (15) leases or subleases granted in the ordinary course of business;

          (16) Liens arising out of consignment or similar arrangements for the sale of goods;

          (17) rights of set-off on bank accounts and Liens of securities intermediaries arising on accounts maintained in the ordinary course of business;

          (18) Liens in addition to the foregoing; provided that the amount of the obligations of the Company and its Restricted Subsidiaries secured by such Liens does not exceed in the aggregate $2 million at any one time outstanding; and

          (19) Liens extending, renewing or replacing in whole or in part a Lien permitted by clause (7), (8), (9), (10) or (11) above; provided, however, that (A) such Liens do not extend beyond the property subject to the existing Lien and improvements and construction on such property and proceeds thereof and (B) the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien plus an amount necessary to pay any fees and expenses relating to such extension, renewal or replacement (including premiums related thereto).

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Qualified Equity Offering" means (1) an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act or (2) a private offering of common stock other than issuances of common stock pursuant to employee benefit plans or as compensation to employees.

        "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances other Refinancing Indebtedness; provided, however, that (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced, (3) if the Indebtedness being refinanced was subordinated to the notes or any Subsidiary Guaranty, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the notes or such Subsidiary Guaranty, as the case may be, at least to the same extent as the Indebtedness being refinanced and (4) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus the amount of accrued and unpaid interest on the Indebtedness being refinanced, any premium paid to the holders of the Indebtedness being refinanced and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary (unless such Unrestricted Subsidiary is concurrently redesignated a Restricted Subsidiary).

        "Related Business" means the businesses of the Company and the Restricted Subsidiaries on the date of the Indenture and any business related, ancillary or complementary thereto, in each case as determined by the Company in good faith.

        "Related Party" means, with respect to any Person, (1) the spouse or immediate family member of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or the Subsidiary Guaranty of such Subsidiary Guarantor, as the case may be, pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means Friendly's Restaurants Franchise, Inc. and each new Subsidiary (other than Foreign Subsidiaries and Unrestricted Subsidiaries), in each case, until such Person is released from its Subsidiary Guaranty in accordance with the terms of the Indenture.

        "Subsidiary Guaranty" means the Guaranty by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

        "Temporary Cash Investments" means any of the following:

          (1)   any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof, in each case maturing within 360 days of the date of acquisition thereof,

          (2)   investments in time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

          (3)   repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

          (4)   investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group,

          (5)   investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of

  America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc. and

          (6)   investments in shares of money market funds registered under the Investment Company Act of 1940, as amended.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Unrestricted Subsidiary" means (1) Friendly's International, Inc., Friendly's Realty I, LLC, Friendly's Realty II, LLC and Friendly's Realty III, LLC, (2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (3) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien (other than Permitted Liens) on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under clause (a) of "—Certain Covenants—Limitation on Indebtedness and Preferred Stock" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors (or functional equivalents).

        "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares and, in the case of Foreign Subsidiaries, shares required to be held by foreign nationals representing not more than 2% of such Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

Book-Entry, Delivery and Form

        The notes representing the exchange notes will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiples of $1,000. We will issue global notes in denominations that together equal the total principal amount of the notes issued in the exchange offer.

        The notes require that payment with respect to the global notes be made by wire transfer of immediately available funds to the accounts specified by the holders of the securities. If no account is specified, we may choose to make payment at the office of the trustee or by mailing a check to the holder's registered address.

Exchanges of Book-Entry Notes for Certificated Notes

        You may not exchange your beneficial interest in a global note for a note in certificated form unless:

  (1)
  DTC (a) notifies us that it is unwilling or unable to continue as depository for the global note or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in either case we thereupon fail to appoint a successor depository; or

  (2)
  we, at our option, notify the Trustee in writing that we are electing to issue the notes in certificated form; or

  (3)
  an Event of Default shall have occurred and be continuing with respect to the notes.

        In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a global note will bear the legend restricting transfers that is borne by such global note. Any such exchange will be effected through the DWAC system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant global note.

Certain Book-Entry Procedures

        The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        DTC has advised us that its current practice, upon the issuance of the global notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

        As long as DTC, or its nominee, is the registered Holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the notes represented by such global note for all purposes under the indenture governing the notes and the notes. Except in the limited circumstances described above under "—Exchanges of Book-Entry Notes for Certificated Notes," you will not be entitled to have any portions of a global note registered in your names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owner or Holder of a global note (or any note represented thereby) under the indenture governing the notes or the notes.

        You may hold your interests in the global notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S global note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such global note in customers' securities accounts in the depositories' names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

        The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        We will make payments of the principal of, premium, if any, and interest on global notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payment will be the responsibility of such participants.

        Except for trades involving only Euroclear and Clearstream participants, interests in the global note will trade in DTC's settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC has advised us that DTC will take any action permitted to be taken by a Holder of notes only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the global notes will be exchanged for legended notes in certificated form, and distributed to DTC's participants.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, until the earlier of (1) the 180th day after the consummation of the exchange offer or (2) the day on which no exchange notes are held by broker-dealers, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of those notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

        Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of original notes who did not exchange their original notes for exchange notes in the exchange offer on terms which may differ from those contained in the prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding original notes have been exchanged for exchange notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain material U.S. federal income tax considerations (and, in the case of Non-U.S. holders as defined below, certain material U.S. federal estate tax considerations) relating to the (i) exchange of the original notes for the exchange notes pursuant to the exchange offer and (ii) the ownership and disposition of exchange notes, but does not provide a complete analysis of all potential tax considerations. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, or the Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are a holder of the original notes who acquired your original notes at their original issuance for the issue price within the meaning of Section 1273 of the Code and who holds your original notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business. This summary does not discuss all of the aspects of U.S. federal income and estate taxation which may be relevant to investors in light of their particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax laws. Special rules apply, for example, if you are:

  •
  a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

  •
  a broker or dealer in securities or foreign currency;

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a partnership or other flow-through entity;

  •
  a subchapter S corporation;

  •
  a person subject to alternative minimum tax;

  •
  a person who owns the original notes as part of a straddle, hedging transaction, constructive sale transaction or other risk-reduction transaction;

  •
  a tax-exempt entity;

  •
  a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

  •
  a person who acquired the original notes in connection with your employment or other performance of services.

        In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the exchange offer and the acquisition, ownership and disposition of the exchange notes.

        INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THE EXCHANGE OFFER AND THE OWNERSHIP OF THE EXCHANGE NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS OR UNDER ANY APPLICABLE TAX TREATY.

In General

        We have treated the original notes, and will treat the exchange notes, as indebtedness for federal income tax purposes. This summary assumes that the IRS will respect this classification.

The Exchange Offer

        The exchange of an original note for an exchange note pursuant to the exchange offer will not be taxable to the exchanging holders for federal income tax purposes. As a result (i) an exchanging holder will not recognize any gain or loss on the exchange, (ii) the holding period for the exchange note will include the holding period for the original note and (iii) the basis of the exchange note will be the same as the basis of the original note.

        The exchange offer will result in no federal income tax consequences to a non-exchanging holder.

U.S. Holders

        As explained below, the federal income tax consequences of acquiring, owning and disposing of the exchange notes depend on whether or not you are a U.S. Holder. For purposes of this summary, you are a U.S. Holder if you are beneficial owner of the exchange notes and for federal income tax purposes are:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws;

  •
  a corporation or other entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury Regulations;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

and if your status as a U.S. Holder is not overridden under the provisions of an applicable tax treaty.

        If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership, you should consult your tax advisor.

        Payments of Stated Interest.    All of the exchange notes bear interest at a stated fixed rate. You generally must include this stated interest in your gross income as ordinary interest income:

  •
  when you receive it, if you use the cash method of accounting for federal income tax purposes; or

  •
  when it accrues, if you use the accrual method of accounting for federal income tax purposes.

        Sale, Exchange or Redemption of Exchange Notes.    You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the exchange notes measured by the difference between (i) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income), and (ii) your adjusted tax basis in the exchange notes. Your adjusted tax basis in an exchange note generally will equal your cost of the exchange note, less any principal payments received by you. Gain or loss on the disposition of exchange notes will generally be capital gain or loss and will be long-term gain or loss if the exchange notes have been held for more than one year at the time of such disposition. In general, for individuals, long-term capital gains are taxed at a maximum rate of 15% for exchanges occurring prior to January 1, 2009 (and 20% for exchanges occurring on or after such date) and short-term capital gains are taxed at a maximum rate of 35% (although without further congressional action, this rate will increase to 39.6% in 2011). You should consult your tax advisor regarding the treatment of capital gains and losses.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to payments to certain noncorporate U.S. Holders of principal and interest on an exchange note and the proceeds of the sale of an exchange note. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the exchange notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the exchange notes. The backup withholding rate currently is 28%; without congressional action, this rate will increase to 31% in 2011. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

  •
  your correct taxpayer identification number; and

  •
  a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

        If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS in a timely manner.

        Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

        Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

        We will report to the U.S. Holders of exchange notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

        As used herein, the term, "Non-U.S. Holder" means any beneficial owner of a note that is not a U.S. Holder.

        Payments of Stated Interest.    Generally, subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, interest income that is not effectively connected with a United States trade or business will be treated as "portfolio interest" that is not be subject to U.S. withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

  •
  you are not a controlled foreign corporation related to us actually or constructively through stock ownership;

  •
  you are not a bank which acquired the exchange notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  either (a) you provide a Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non- U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

        Treasury regulations provide alternative methods for satisfying the certification requirement described in the paragraph above. These regulations may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

        Interest on exchange notes not exempted from U.S. withholding tax as described above and not effectively connected with a United States trade or business generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld from (if any), each Non-U.S. Holder.

        Except to the extent that an applicable treaty otherwise provides, generally you will be taxed in the same manner as a U.S. Holder with respect to interest if the interest income is effectively connected with your conduct of a United States trade or business. If you are a corporate Non-U.S. Holder, you may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treat rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if you deliver proper documentation.

        To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Treasury Regulations.

        Sale, Exchange or Redemption of Exchange Notes.    If you are a Non-U.S. Holder of an exchange note, generally you will not be subject to the United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the exchange note, unless:

  •
  the gain is effectively connected with your conduct of a United States trade or business;

  •
  you are an individual and are present in the United States for a period or periods aggregating 183 days or more during taxable year (as determined under the Internal Revenue Code) of the disposition and certain other conditions are met; or

  •
  you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

        Death of a Non-U.S. Holder.    If you are an individual Non-U.S. Holder and you hold an exchange note at the time of your death, it will not be includable in your gross estate for United States estate tax purposes, provided that you do not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such exchange note would not have been effectively connected with your conduct of a trade or business within the United States.

        Information Reporting and Backup Withholding.    If you are a Non-U.S. Holder, United States information reporting requirements and backup withholding tax will not apply to payments of interest on an exchange note if you provide the statement described above in "Non-U.S. Holders—Payments of Stated Interest", provided that the payor does not have actual knowledge that you are a United States person.

        Information reporting will not apply to any payment of the proceeds of the sale of an exchange note effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker:

  (i)
  is a United States person;

  (ii)
  is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  (iii)
  is a controlled foreign corporation for United States federal income tax purposes; or

  (iv)
  is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or it, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will be subject to information reporting requirements unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption. However, under such circumstances, Treasury Regulations provide that such payments are not subject to backup withholding. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement describe in "Non-U.S. Holders—Payment of Interest" or otherwise establish an exemption.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Mayer, Brown, Rowe & Maw LLP.

EXPERTS

        The consolidated financial statements and schedule of Friendly Ice Cream Corporation at December 28, 2003 and December 29, 2002 and for the years then ended, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

        Friendly Ice Cream Corporation

        Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional.

        Article V I of Friendly Ice Cream Corporation's Restated Articles of Organization and Section 6 of its by-laws provide for the indemnification of its directors and officers in specified circumstances. Generally, the Restated Articles of Organization and by-laws provide that Friendly Ice Cream Corporation shall indemnify directors and officers of Friendly Ice Cream Corporation against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers of Friendly Ice Cream Corporation or by reason of their agreeing to serve, at the request of Friendly Ice Cream Corporation, as a director or officer of another organization. Under this provision, a director or officer of Friendly Ice Cream Corporation shall be indemnified by Friendly Ice Cream Corporation for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, unless he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of Friendly Ice Cream Corporation.

        Article V I of Friendly Ice Cream Corporation's Restated Articles of Organization eliminates the personal liability of Friendly Ice Cream Corporation's directors to Friendly Ice Cream Corporation or its stockholders for monetary damages for breach of a director's fiduciary duty, except that such Article V I does not eliminate or limit any liability of a director (i) for any breach of a director's duty of loyalty to Friendly Ice Cream Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws or (iv) with respect to any transaction from which the directors derived an improper personal benefit.

        Friendly Ice Cream Corporation maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

        Friendly's Restaurants Franchise, Inc.

        Section 145 of the Delaware General Corporation Law permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 6 of Friendly's Restaurants Franchise, Inc.'s By-Laws provide for such indemnification.

        Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not the corporation would have the power to indemnify such persons against such liabilities under the provisions of such sections. Friendly's Restaurants Franchise, Inc.'s By-Laws provides for such insurance. Friendly's Restaurants Franchise, Inc. maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

        Section 145 of the Delaware General Corporation Law and Section 6 of Friendly's Restaurants Franchise, Inc.'s By-Laws further provide that the statutory provision or By-Laws are not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

ITEM 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Purchase Agreement, dated March 3, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc., Goldman, Sachs & Co., Banc of America Securities LLC and SG Cowen Securities Corporation
3.1
Restated Articles of Organization of Friendly Ice Cream Corporation (the "Company") (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Reg. No. 333-34633).
3.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(II) to the Registrant's current report on Form 8-K filed September 2, 2003, File No. 0-3930).
4.1
Indenture, dated March 8, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc. and The Bank of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended March 28, 2004).
4.2
Exchange and Registration Rights Agreement, dated March 8, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc., Goldman, Sachs & Co., Banc of America Securities LLC and SG Cowen Securities Corporation
4.3	Form of Exchange Note (Included in Exhibit 4.1)
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP (Incorporated by reference to Exhibit 23.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2002, File No. 0-3930).
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (Included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages of this Registration Statement)
25.1	Statement of Eligibility and Qualification of the Trustee on Form T-1
99.1	Form of Letter of Transmittal
99.2	From of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers and Other Nominees
99.4	Form of Letter to Clients
99.5	Form of Exchange Agent Agreement

ITEM 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registrant Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Friendly Ice Cream Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, State of Massachusetts, on the 28th day of May, 2004.

FRIENDLY ICE CREAM CORPORATION
By:	/s/ PAUL V. HOAGLAND
Name: Paul V. Hoagland Title: Executive Vice President of Administration and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Paul V. Hoagland and Gregory A. Pastore, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 28, 2004.

Signature	Title

/s/ JOHN L. CUTTER John L. Cutter	Chief Executive Officer and President
/s/ PAUL V. HOAGLAND Paul V. Hoagland	Executive Vice President of Administration and Chief Financial Officer
/s/ ALLAN J. OKSCIN Allan J. Okscin	Vice President, Corporate Controller
/s/ DONALD N. SMITH Donald N. Smith	Chairman of the Board
/s/ MICHAEL J. DALY Michael J. Daly	Director

/s/ STEVEN L. EZZES Steven L. Ezzes	Director
/s/ CHARLES A. LEDSINGER, JR. Charles A. Ledsinger, Jr.	Director
/s/ BURTON J. MANNING Burton J. Manning	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Friendly's Restaurants Franchise, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilbraham, State of Massachusetts, on the 28th day of May, 2004.

FRIENDLY'S RESTAURANTS FRANCHISE, INC.
By:	/s/ PAUL V. HOAGLAND
Name: Paul V. Hoagland Title: Chief Financial Officer and Treasurer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each Paul V. Hoagland and Gregory A. Pastore, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 28, 2004.

Signature	Title

/s/ JOHN L. CUTTER John L. Cutter	President and Director
/s/ PAUL V. HOAGLAND Paul V. Hoagland	Chief Financial Officer, Treasurer and Director
/s/ ALLAN J. OKSCIN Allan J. Okscin	Vice President, Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description
1.1	Purchase Agreement, dated March 3, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc., Goldman, Sachs & Co., Banc of America Securities LLC and SG Cowen Securities Corporation
3.1
Restated Articles of Organization of Friendly Ice Cream Corporation (the "Company") (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Reg. No. 333-34633).
3.2	Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3(II) to the Registrant's current report on Form 8-K filed September 2, 2003, File No. 0-3930).
4.1
Indenture, dated March 8, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc. and The Bank of New York (Incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-Q for the quarter ended March 28, 2004).
4.2
Exchange and Registration Rights Agreement, dated March 8, 2004, by and among Friendly Ice Cream Corporation, Friendly's Restaurants Franchise, Inc., Goldman, Sachs & Co., Banc of America Securities LLC and SG Cowen Securities Corporation
4.3	Form of Exchange Note (Included in Exhibit 4.1)
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Ernst & Young LLP
23.2	Consent of Arthur Andersen LLP (Incorporated by reference to Exhibit 23.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 29, 2002, File No. 0-3930).
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (Included in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages of this Registration Statement)
25.1	Statement of Eligibility and Qualification of the Trustee on Form T-1
99.1	Form of Letter of Transmittal
99.2	From of Notice of Guaranteed Delivery
99.3	Form of Letter to Brokers, Dealers and Other Nominees
99.4	Form of Letter to Clients
99.5	Form of Exchange Agent Agreement

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TABLE OF CONTENTS
AVAILABLE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELECTED HISTORICAL FINANCIAL DATA
BUSINESS
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
PLAN OF DISTRIBUTION
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. Indemnification of Directors and Officers
  ITEM 21. Exhibits and Financial Statement Schedules.
  ITEM 22. Undertakings
SIGNATURES
EXHIBIT INDEX